UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    December 4, 2007

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)
Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania, Oklahoma City, Oklahoma (Address of principal executive offices)		73107 (Zip Code)

Registrant's telephone number, including area code      (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

As a result of damage caused by Hurricane Katrina, the natural gas pipeline servicing Cherokee Nitrogen Company (“CNC”), a subsidiary of LSB Industries, Inc., located in Cherokee, Alabama (the “Cherokee Facility”) suffered damage, and the owner of the pipeline declared an event of Force Majeure. This event of Force Majeure caused curtailments and interruption in the delivery of natural gas to the Cherokee Facility.  As a result, CNC filed a contingent business interruption claim with its insurers.

As previously reported, CNC’s insurers advanced payments during the quarter ended September 30, 2007 of $1.5 million in connection with the business interruption claim.  Those payments were recognized as a reduction to cost of sales in the third quarter of 2007.

On December 4, 2007, CNC agreed with its insurers to resolve the business interruption claim for an additional payment of $2.25 million.  As a result, the payments made, and agreed to be made, by CNC’s insurers in resolution of the business interruption claim total $3.75 million.  The written settlement agreement is expected to be completed so that the additional payment may be made before December 31, 2007.  The additional payment will be recorded as a reduction to cost of sales in the quarterly period in which the payment is received.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 5, 2007

LSB INDUSTRIES, INC.

By: /s/ Jim D. Jones
Jim D. Jones,
Senior Vice President,
Corporate Controller and Treasurer